EXHIBIT 99.2

LANDRY’S RESTAURANTS, INC. ANNOUNCES

COMMENCING THE ARRANGEMENT OF A

NEW $400 MILLION BANK FACILITY

HOUSTON, Texas (December 3, 2004) – Landry’s Restaurants, Inc. (NYSE: “LNY”) today announced that it will be arranging a new $400 million credit facility consisting of a $250 million revolving credit facility and a $150 million term loan. The new facility will be arranged by Wachovia Capital Markets, LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc.

The Company plans to use the net proceeds of the borrowings under the new credit facilities, along with the net proceeds of an offering of $450 million aggregate principal amount of senior notes due 2014 that it announced today, to refinance substantially all of its outstanding debt, pay related transaction fees and expenses, and for general corporate purposes, which may include acquisitions, investments and repurchases of its common stock.

The foregoing statements regarding the Company’s intentions with respect to the contemplated transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company’s ability to successfully complete the transactions described above is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

CONTACT:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President		Senior Vice President
	and CEO		and CFO
	(713) 850-1010		(713) 850-1010